EXHIBIT (A)(18)


     FOR IMMEDIATE RELEASE
     October 31, 1996

                                   Contact:    Robert C. Fort
                                               757 629-2714

     NORFOLK, VA -- Norfolk Southern today made the following state-ment with respect to its recent letter to shippers outlining the competitive advantages of a Norfolk Southern combination with
     Conrail:

          "In its release yesterday, CSX attempted to minimize Norfolk Southern's letter to shippers outlining its commitment to bal-anced competition. In fact, CSX's release was long on words and short on substance.

          "Specifically, CSX did not address the central issue we want to make sure shippers understand--THAT NORFOLK SOUTHERN'S PRO-POSED COMBINATION WITH CONRAIL PROMOTES COMPETITION, WHILE CSX'S SUPPRESSES COMPETITION.

          "Norfolk Southern believes that clearly communicating this position directly to shippers is far superior to CSX's "fill-in-the-blanks" form letter which, again, is long on words but does not address the central issue of balanced competition. We think that CSX's offer to help them write letters on a subject with which they are quite familiar is an insult to the intelligence of shippers."

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